MONTHLY REPORT - MAY 2008

                          Providence Select Fund, LP
               The net asset value of a unit as of May 31, 2008
                was $ 810.37 down 8.5% from $ 885.27 per unit
                               as of April 30, 2008.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period     Year to Date
Net Asset Value (3,714.553 units)at           $  3,288,378.17    3,334,924.08
   April 30, 2008
Addition of 56.509 units on May 1,                  50,025.94      170,098.36
   2008
Redemption of 269.930 units on May 31,            (218,743.18)    (323,655.53)
   2008
Net Income (Loss)                                 (282,444.35)    (344,150.33)
                                              ----------------  --------------
Ending Net Asset Value (3,501.132 units)      $  2,837,216.58    2,837,216.58
   on May 31, 2008                            ================  ==============
Net Asset Value per Unit at
May 31, 2008                                  $        810.37


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed contracts     $(147,525.51)    334,698.23

      Change in unrealized gain (loss) on open       (85,189.23)   (354,232.01)
         contracts

   Interest income                                     3,275.21      22,691.87
                                                   -------------    -----------
Total: Income                                       (229,439.53)      3,158.09

Expenses:
   Brokerage commissions                              15,318.58      84,419.57
   Operating expenses                                  9,732.30      50,335.04
   Incentive fee                                           0.00      91,155.85
   Management fee                                      8,297.57      45,598.83
   Continuing service fee                              8,209.89      41,351.35
   Organizational & offering expenses                 11,446.48      34,447.78
                                                  --------------   ------------
Total: Expenses                                       53,004.82     347,308.42
                                                  ==============   ============
Net Income (Loss) - May 2008                    $   (282,444.35)   (344,150.33)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP